EXHIBIT 5(a)

March 17, 2006

CapitalSouth Bancorp

2340 Woodcrest Place, Suite 200

Birmingham, Alabama 35209

Ladies and Gentlemen:

In our capacity as counsel for CapitalSouth Bancorp, a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company an aggregate of 304,400 shares of Common Stock, par value $1.00 per share (the “Shares”), issuable under the Company’s 1994 Stock Incentive Plan, 2004 Incentive Stock Option Plan and 2005 Stock Incentive Plan (collectively, the “Plans”). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the above-referenced Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ BRADLEY ARANT ROSE & WHITE LLP